Exhibit 99.1

Connection Reports Fourth Quarter and Full Year 2016 Results

FOURTH QUARTER SUMMARY:

  Record net sales: $735.5 million, up 7.5% y/y
  Record gross profit: $98.1 million, up 6.8% y/y
  Diluted EPS: $0.49, compared to $0.51
  Adjusted EPS excluding special charges: $0.53, compared to $0.52

FULL YEAR SUMMARY:

  Record net sales: $2.7 billion, up 4.6% y/y
  Record gross profit: $371.2 million, up 8.8% y/y
  Diluted EPS: $1.80, compared to $1.76
  Adjusted EPS excluding special charges $1.90, compared to $1.78

MERRIMACK, N.H.--(BUSINESS WIRE)--February 1, 2017--PC Connection, Inc. (dba Connection; NASDAQ: CNXN), an industry-leading Global Technology Solutions Provider, today announced results for the quarter ended December 31, 2016. Net sales for the fourth quarter of 2016 increased by 7.5% to $735.5 million, compared to $684.3 million for the prior year quarter. Gross profit increased by 6.8% from $91.9 million to $98.1 million in the fourth quarter of 2016 as compared to the fourth quarter of 2015. Net income for the quarter ended December 31, 2016 decreased by 4.5% to $13.0 million, or $0.49 per diluted share, compared to net income of $13.6 million, or $0.51 per diluted share for the prior year quarter. Earnings per share, adjusted for acquisition costs, restructuring charges, and amortization of acquired intangibles, increased to $0.53 cents per share for the quarter ended December 31, 2016, compared to $0.52 cents per share for the prior year quarter.

The fourth quarter 2016 results include $1.5 million of acquisition and restructuring costs. This charge includes professional fees related to the GlobalServe acquisition and severance related to internal restructuring activities. In addition, the Company has presented separately amortization of acquired intangible assets in the income statement, which was approximately $0.5 million in the quarter.

Net sales for the year ended December 31, 2016 were $2.7 billion, an increase of $118.6 million or 4.6%, compared to $2.6 billion for the year ended December 31, 2015. Gross profit increased by 8.8% from $341.0 million to $371.2 million due to higher net sales and a 54 basis-point increase in gross margin for the year ended December 31, 2016. Net income for the year ended December 31, 2016 increased by 2.7% to $48.1 million, or $1.80 per diluted share, compared to net income of $46.8 million, or $1.76 per diluted share, for the year ended December 31, 2015. Earnings per share, adjusted for acquisition costs, restructuring charges, and amortization of acquired intangibles, increased to $1.90 cents per share for the year ended December 31, 2016, compared to $1.78 cents per share for the prior year. Earnings before interest, taxes, acquisition, rebranding, and restructuring costs, depreciation and amortization, and stock-based compensation expense (“Adjusted EBITDA”) totaled $95.5 million for December 31, 2016, compared to $89.5 million for December 31, 2015.

Quarterly Performance by Segment:

  Net sales for the SMB segment increased by 5.2% to $276.4 million in the fourth quarter of 2016, compared to the prior year quarter. Strong performance in advanced technology solution categories contributed to a 3.9% increase in gross profit.
  Net sales for the Large Account segment increased by 4.3% to $288.8 million in the fourth quarter of 2016, compared to the prior year quarter. Gross margin improved by 51 basis points due to a strong performance in software, which contributed to an 8.9% increase in gross profit.
  Net sales to the Public Sector segment increased by 17.7% to $170.4 million in the fourth quarter of 2016, compared to the prior year quarter. Sales to the federal government increased by 46.1%, compared to the prior year, while sales to state and local government and educational institutions decreased by 3.8%. Notebooks/mobility sales were strong in this segment with a 31.4% increase, and contributed to a 10.0% increase in gross profit. The Company’s Public Sector current order backlog is up over $30 million from a year ago. This segment won several large deals in the fourth quarter, driving the increase. Some of these deals are at lower than average margins due to the competitive nature of the bidding process.

Quarterly Sales by Product Mix:

  Notebook/mobility sales, the Company’s largest product category, increased by 14% year over year and accounted for 22% of net sales in the fourth quarter of 2016 compared to 20% of net sales in the prior year quarter. Mobility continues to be a strategic focus area for customers in all segments.
  Software sales increased by 14% year over year and accounted for 21% of net sales in the fourth quarter of 2016 compared to 20% of net sales in the prior year quarter. We experienced growth in cloud-based offerings, security, and virtualization.

Overall gross profit increased by $6.3 million, or 6.8%, in the fourth quarter of 2016, compared to the prior year quarter. Consolidated gross margin, as a percentage of net sales, decreased slightly to 13.3% for the fourth quarter of 2016, compared to 13.4% for the prior year quarter.

Selling, general and administrative expenses increased in the fourth quarter of 2016 to $76.2 million from $69.0 million in the prior year quarter. Excluding acquisition costs, restructuring charges, and amortization of acquired intangibles, SG&A expenses were $74.2 million in the fourth quarter of 2016, with variable cost increasing due to higher levels of gross profit. We also had three months of Softmart SG&A in the current quarter. We continue to invest in technical solution sales capabilities and expect SG&A expenses to rise accordingly. However, we are highly focused on improving efficiencies and streamlining wherever possible.

Total cash was $49.2 million at December 31, 2016, compared to $80.2 million at December 31, 2015. In January 2017, we paid a 34 cent per share special dividend to shareholders, which totaled $9.0 million. The Company generated positive cash flow of approximately $23 million for 2016 before the Softmart acquisition of $32 million, the GlobalServe acquisition of $11 million, and the special dividend of $10.6 million. Days sales outstanding were 48 days at December 31, 2016, and inventory turns were 22 turns in the fourth quarter of 2016.

As announced last quarter, the Company acquired GlobalServe, Inc. on October 11, 2016. GlobalServe has developed a portal designed to meet its customers’ global IT needs with consistent delivery, reporting, pricing, and logistics. We are excited to be able to offer our customers this global capability. This industry leading tool simplifies our customers’ global IT procurement and reduces their costs. We believe that this acquisition gives us a competitive advantage in the market place and expect this to be an important component of our future growth strategy.

“The Company achieved record sales and gross profit this quarter in an overall muted IT spending environment,” said Timothy McGrath, President and Chief Executive Officer. “The recent acquisitions of Softmart and GlobalServe have expanded our capabilities and added significantly to our customer count, sales headcount, and technical personnel. We believe our team and the strategies we have in place position us well to gain market share and increase long-term shareholder value,” concluded Mr. McGrath.

Non-GAAP Financial Information

Adjusted EBITDA, Adjusted EPS and Adjusted S,G & A are non-GAAP financial measures. This information is included to provide information with respect to the Company’s operating performance and earnings.

About Connection

Connection (www.connection.com; NASDAQ: CNXN), is the combined corporate brand name for PC Connection, Inc., a Fortune 1000 company, along with its subsidiaries: PC Connection Sales, GovConnection, and MoreDirect,, reflecting the Company’s mission to connect people with technology that enhances growth, elevates productivity, and empowers innovation. Headquartered in Merrimack, NH with offices throughout the United States, the Company continues to deliver custom-configured computer systems overnight from our ISO 9001:2008 certified technical configuration lab at our distribution center in Wilmington, OH. In addition, the company has over 2,500 technical certifications to ensure that we can solve the most complex issues of our customers. Connections also services international customers through its GlobalServe subsidiary, a global IT procurement and service management company. Investors and media can find more information about Connection at http://ir.connection.com.

Connection – Business Solutions (800-800-5555), (the original business of PC Connection,) operating through our PC Connection Sales Corp. subsidiary, is a rapid-response provider of IT products and services serving primarily the small- and medium-sized business sector. It offers more than 300,000 brand-name products through its staff of technically trained sales account managers, publications, and its website at www.connection.com.

Connection – Public Sector Solutions (800-800-0019), our GovConnection, Inc. subsidiary, is a rapid-response provider of IT products and services to federal, state, and local government agencies and educational institutions through specialized account managers, publications, and online at www.connection.com/publicsector.

Connection – Enterprise Solutions (561-237-3300), www.connection.com/enterprise, our MoreDirect, Inc. subsidiary, provides corporate technology buyers with best-in-class IT solutions, in-depth IT supply-chain expertise, and access to over 300,000 products and 1,600 vendors through TRAXX™, a proprietary cloud-based eProcurement system. The team’s engineers, software licensing specialists, and project managers help reduce the cost and complexity of buying hardware, software, and services throughout the entire IT lifecycle.

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“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are based on currently available information, operating plans, and projections about future events and trends. Terms such as "believe," "expect," "intend," “plan,” "estimate," "anticipate," “may,” "will," or similar statements or variations of such terms are intended to identify forward-looking statements, although not all forward-looking statements include such terms. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements. Such risks and uncertainties, include, but are not limited to, the impact of changes in market demand and the overall level of economic activity and environment, or in the level of business investment in information technology products, competitive products and pricing, product availability and market acceptance, new products, market acceptance of the Company’s new branding, fluctuations in operating results, the ability of the Company to manage personnel levels in response to fluctuations in revenue, and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2015. More specifically, the statements in this release concerning the Company’s outlook for selling, general, and administrative expenses, the Company’s efforts in improving efficiencies and streamlining its business and other statements of a non-historical basis (including statements regarding the Company’s ability to increase market share and enhance long-term shareholder value, and integrate its two acquisitions in an effective manner, and the Company’s continuing investments in technical solution sales capabilities) are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties include the ability to realize market demand for and competitive pricing pressures on the products and services marketed by the Company, the continued acceptance of the Company's distribution channel by vendors and customers, continuation of key vendor and customer relationships and support programs, the ability of the Company to gain or maintain market share, and the ability of the Company to hire and retain qualified sales representatives and other essential personnel. The Company assumes no obligation to update the information in this press release or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise, except as required by law.

CONSOLIDATED SELECTED FINANCIAL INFORMATION
At or for the Three Months Ended December 31,	2016		2015
		% of		% of	%
(Amounts and shares in thousands, except operating data, P/E ratio, and per share data)		Net Sales		Net Sales	Change

Operating Data:
Net sales	$735,548		$684,323		7%
Diluted earnings per share	$0.49		$0.51		(4%)
Adjusted diluted earnings per share	$0.53		$0.51		4%

Gross margin	13.3%		13.4%
Operating margin	3.0%		3.3%
Return on equity (1)	11.7%		12.5%

Inventory turns	22		22
Days sales outstanding	48		44

	% of		% of
Product Mix:	Net Sales		Net Sales
Notebooks/Mobility	22%		20%
Software	21		20
Servers/Storage	9		12
Net/Com Products	9		10
Other Hardware/Services	39		38
Total Net Sales	100%		100%

Stock Performance Indicators:
Actual shares outstanding	26,609		26,498
Total book value per share	$16.29		$14.81
Tangible book value per share	$13.05		$12.81
Closing price	$28.09		$22.64
Market capitalization	$747,447		$599,915
Trailing price/earnings ratio	15.6		12.9
LTM Adjusted EBITDA (2)	$95,468		$89,535
Adjusted market capitalization/LTM Adjusted EBITDA (3)	7.3		5.9

(1) Based on last twelve months' net income.
(2) Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for acquisition, rebranding, and restructuring costs, and stock-based compensation.
(3) Adjusted market capitalization is defined as gross market capitalization less cash balance.

REVENUE AND MARGIN INFORMATION
For the Three Months Ended December 31,	2016		2015
	Net	Gross	Net	Gross
(amounts in thousands)	Sales	Margin	Sales	Margin

SMB	$276,373	15.7%	$262,646	15.9%
Large Account	288,812	12.2	276,980	11.6
Public Sector	170,363	11.5	144,697	12.3
Total	$735,548	13.3%	$684,323	13.4%

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Three Months Ended December 31,	2016		2015
(amounts in thousands, except per share data)	Amount	% of Net Sales	Amount	% of Net Sales

Net sales	$735,548	100.0%	$684,323	100.0%
Cost of sales	637,425	86.7	592,472	86.6
Gross profit	98,123	13.3	91,851	13.4

Acquisition and restructuring costs	1,511	0.2	296	0.0
Amortization of acquired intangible assets	469	–	–	–
Selling, general and administrative expenses, other	74,242	10.1	68,664	10.1
Income from operations	21,901	3.0	22,891	3.3

Interest/other expense, net	(14)	–	(20)	–
Income tax provision	(8,890)	(1.2)	(9,258)	(1.3)
Net income	$12,997	1.8%	$13,613	2.0%

Earnings per common share:
Basic	$0.49		$0.51
Diluted	$0.49		$0.51

Shares used in the computation of earnings per common share:
Basic	26,569		26,459
Diluted	26,738		26,632

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31,	2016		2015
(amounts in thousands, except per share data)	Amount	% of Net Sales	Amount	% of Net Sales

Net sales	$2,692,592	100.0%	$2,573,973	100.0%
Cost of sales	2,321,435	86.2	2,232,954	86.8
Gross profit	371,157	13.8	341,019	13.2

Acquisition, rebranding and restructuring costs	3,406	0.1	1,026	–
Amortization of acquired intangible assets	846	–	–	–
Selling, general and administrative expenses, other	286,385	10.7	261,439	10.2
Income from operations	80,520	3.0	78,554	3.0

Interest/other expense, net	(67)	–	(87)	–
Income tax provision	(32,342)	(1.2)	(31,640)	(1.2)
Net income	$48,111	1.8%	$46,827	1.8%

Earnings per common share:
Basic	$1.81		$1.77
Diluted	$1.80		$1.76

Shares used in the computation of earnings per common share:
Basic	26,528		26,398
Diluted	26,719		26,616

EBITDA AND ADJUSTED EBITDA

A reconciliation of EBITDA and Adjusted EBITDA is detailed below. Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for acquisition, rebranding and restructuring costs and stock-based compensation. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either includes or excludes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance including our ability to fund our future capital expenditures and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our credit agreements.
(amounts in thousands)	Three Months Ended December 31,			Years Ended December 31,
	2016	2015	% Change	2016	2015	% Change
Net income	$12,997	$13,613		$48,111	$46,827
Depreciation and amortization	2,948	2,364		10,453	8,961
Income tax expense	8,890	9,258		32,342	31,640
Interest expense	54	20		107	87
EBITDA	24,889	25,255		91,013	87,515
Acquisition, rebranding and restructuring costs (1)	1,511	296		3,406	1,026
Stock-based compensation	74	274		1,049	994
Adjusted EBITDA	$26,474	$25,825	3%	$95,468	$89,535	7%

(1) Acquisition, rebranding, and restructuring costs relate to our 2016 acquisitions, the re-branding of the Company to "Connection", severance related to internal restructuring, duplicate costs incurred with the move of our Chicago-area facility, and in 2015, duplicate costs incurred with the transition to our new distribution center.

ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE

A reconciliation from Net Income to Adjusted Net Income is detailed below. Adjusted Net Income is defined as Net Income plus the Amortization of Acquired Intangible Assets and Acquisition, Rebranding, and Restructuring Costs, net of tax. Adjusted Net Income and Adjusted Earnings Per Share are considered non-GAAP financial measures (see note above in Adjusted EBITDA for a description of non-GAAP financial measures). We believe that these non-GAAP disclosures provide helpful information with respect to our operating performance.
(amounts in thousands, except per share data)	Three Months Ended December 31,			Years Ended December 31,
	2016	2015	% Change	2016	2015	% Change
Net income	$12,997	$13,613		$48,111	$46,827
Acquisition, rebranding, and restructuring costs, net of tax (1)	898	176		2,037	613
Amortization of acquired intangible assets, net of tax (2)	279	-		506	-
Adjusted Net Income	$14,174	$13,789		$50,654	$47,440
Diluted shares	26,738	26,632		26,719	26,616
Adjusted Diluted Earnings per Share	$0.53	$0.52	2%	$1.90	$1.78	6%

(1) Acquisition, rebranding, and restructuring costs relate to our 2016 acquisitions, the re-branding of the Company to "Connection," severance related to internal restructuring, duplicate costs incurred with the move of our Chicago-area facility, and in 2015, duplicate costs incurred with the transition to our new distribution center.

(2) Amortization of acquired intangible assets relates to intangible assets recorded as a result of our 2016 acquisitions.

ADJUSTED SELLING, GENERAL AND ADMINISTRATION EXPENSES

A reconciliation from selling, general and administration expenses to adjusted selling, general and administration expenses is detailed below. Adjusted selling, general and administration expenses is defined as selling, general and administration expenses less Acquisition, Rebranding, and Restructuring Costs and Amortization of Acquired Intangible Assets. Adjusted selling, general and administration expenses are considered non-GAAP financial measures (see note above in Adjusted EBITDA and Adjusted EPS for a description of non-GAAP financial measures). We believe that these non-GAAP disclosures provide helpful information with respect to our operating performance.
(amounts in thousands)	Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015
Selling, general and administration	$ 76,222	$ 68,960	$ 290,637	$ 262,465
Acquisition, rebranding, and restructuring costs (1)	(1,511)	(296)	(3,406)	(1,026)
Amortization of acquired intangible assets (2)	(469)	-	(846)	-
Adjusted selling, general and administration	$ 74,242	$ 68,664	$ 286,385	$ 261,439

(1) Acquisition, rebranding, and restructuring costs relate to our 2016 acquisitions, the re-branding of the Company to "Connection," severance related to internal restructuring, duplicate costs incurred with the move of our Chicago-area facility, and in 2015, duplicate costs incurred with the transition to our new distribution center.

(2) Amortization of acquired intangible assets relates to intangible assets recorded as a result of our 2016 acquisitions.

	December 31,	December 31,
CONDENSED CONSOLIDATED BALANCE SHEETS	2016	2015
(amounts in thousands)

ASSETS
Current Assets:
Cash and cash equivalents	$49,180	$80,188
Accounts receivable, net	411,883	356,145
Inventories	90,535	102,780
Prepaid expenses and other current assets	5,453	4,254
Income taxes receivable	2,120	1,575
Deferred income taxes	-	7,909
Total current assets	559,171	552,851
Property and equipment, net	39,402	32,227
Goodwill	73,602	51,276
Other intangibles, net	12,586	1,668
Other assets	1,373	1,052
Total Assets	$686,134	$639,074

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$177,862	$166,516
Accrued expenses and other liabilities	31,047	36,207
Accrued payroll	21,345	19,280
Total current liabilities	230,254	222,003
Deferred income taxes	19,602	21,615
Other liabilities	2,836	3,005
Total Liabilities	252,692	246,623
Stockholders’ Equity:
Common stock	285	284
Additional paid-in capital	111,081	109,161
Retained earnings	337,938	298,868
Treasury stock at cost	(15,862)	(15,862)
Total Stockholders’ Equity	433,442	392,451
Total Liabilities and Stockholders’ Equity	$686,134	$639,074

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31,	2016	2015
(amounts in thousands)
Cash Flows from Operating Activities:
Net income	$48,111	$46,827
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,453	8,961
Deferred income taxes	3,506	2,652
Stock-based compensation expense	1,049	994
Provision for doubtful accounts	360	1,097
Loss on disposal of fixed assets	92	44
Excess tax benefit from exercise of equity awards	(513)	(552)

Changes in assets and liabilities:
Accounts receivable	(33,835)	(64,215)
Inventories	12,401	(11,863)
Prepaid expenses and other current assets	(1,274)	(285)
Other non-current assets	(321)	(328)
Accounts payable	(3,012)	41,324
Accrued expenses and other liabilities	(3,431)	6,206
Net cash provided by operating activities	33,586	30,862

Cash Flows from Investing Activities:
Purchases of equipment	(11,885)	(12,337)
Purchase of GlobalServe	(11,101)	-
Purchase of Softmart	(31,889)	-
Purchase of intangible asset	-	(450)
Net cash used for investing activities	(54,875)	(12,787)

Cash Flows from Financing Activities:
Dividend payment	(10,591)	-
Issuance of stock under Employee Stock Purchase Plan	961	875
Excess tax benefit from exercise of equity awards	513	552
Exercise of stock options	135	437
Payment of payroll taxes on stock-based compensation through shares withheld	(737)	(660)
Net cash (used for) provided by financing activities	(9,719)	1,204
(Decrease) increase in cash and cash equivalents	(31,008)	19,279
Cash and cash equivalents, beginning of period	80,188	60,909
Cash and cash equivalents, end of period	$49,180	$80,188

Non-cash Investing Activities:
Accrued capital expenditures	$109	$504
Dividend declaration	$9,041	$10,591

Supplemental Cash Flow Information:
Income taxes paid	$29,740	$30,371

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CONTACT:
PC Connection, Inc.
William Schulze, 603-683-2262
Vice President, Interim Chief Financial Officer